EXHIBIT 99.1
REDEMPTION NOTICE
March 1, 2017
Universal American Corp.
44 South Broadway, Suite 1200
White Plains, New York 10601
Reference is made to the Agreement and Plan of Merger, dated as of November 17, 2016 (as it may be amended, the “Merger Agreement”), by and among WellCare Health Plans, Inc., a Delaware corporation (“WellCare”), Wind Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of WellCare (“Merger Sub”), and Universal American Corp. (the “Company”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and certain other transactions will be effected with the Company surviving as an indirect wholly owned subsidiary of WellCare. The Effective Date (as defined in the Merger Agreement) of the Merger is currently expected to be on or about April 1, 2017. The Merger will constitute a “Change of Control” (as defined in the Certificate (as defined below)).  However, there can be no assurances that the closing conditions will be satisfied (or waived, if applicable) by such date or that the closing will occur.
In accordance with Section 6(c) of the Certificate of Designation (the “Certificate”) of the Company’s Series A Mandatorily Redeemable Preferred Shares (the “Preferred Shares”), the Company hereby gives notice to all holders of the Preferred Shares that all of the Preferred Shares will be redeemed, in whole and not in part, by the Company on the earlier of (i) the business day immediately following the Effective Date of the Merger pursuant to Section 6(b) of the Certificate and (ii) April 29, 2017 pursuant to Section 6(a) of the Certificate (such earlier date, the “Redemption Date”), in an amount in cash equal to the Series A Liquidation Preference (as defined in the Certificate) to, but excluding, the Redemption Date (the “Redemption Price”). In no event shall the Redemption Date be less than 15 days or more than 60 days from the date of this notice. To the extent this notice is in connection with the optional redemption of the Preferred Shares pursuant to Section 6(b) of the Certificate, this notice is revocable in accordance with Section 6(c) of the Certificate.
The number of shares of the Preferred Shares to be redeemed is 1,600,000.
Dividends on the Preferred Shares shall cease to accumulate from and after the Redemption Date.
All Preferred Shares are held through the facilities of the Transfer Agent and Registrar or the Securities Depositary and shall be deemed to have been automatically surrendered on the Redemption Date and no action is required on the part of holders of the Preferred Shares.